                       Consolidated Financial Statements
                                                                    Exhibit 99.3

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Wolverine Tube, Inc.

     We have audited the accompanying consolidated balance sheets of Wolverine Tube, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, redeemable preferred stock and stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wolverine Tube, Inc. and Subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 1 to the financial statements, in 1999 the Company changed its method of accounting for start-up activities. Also as discussed in
Note 3, in 2001 the Company changed its inventory costing method.

     The accompanying consolidated financial statements have been prepared assuming that Wolverine Tube, Inc. and subsidiaries will continue as a going concern. As more fully described in Note 1, the Company has material debt maturities coming due in 2002 and has not secured replacement financing or an extension of those maturities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to address these matters are described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

                                                 /s/ ERNST & YOUNG LLP

March 11, 2002
Birmingham, Alabama

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                2001        2000         1999
                                                              --------   ----------   ----------
                                                                         (RESTATED)   (RESTATED)
                                                                     (IN THOUSANDS EXCEPT
                                                                      PER SHARE AMOUNTS)
Net sales...................................................  $583,114    $621,464     $586,202
Cost of goods sold..........................................   520,874     536,351      522,589
                                                              --------    --------     --------
Gross profit................................................    62,240      85,113       63,613
Selling, general and administrative expenses................    32,254      31,961       30,314
Restructuring and other charges.............................     1,546          --       19,938
                                                              --------    --------     --------
Operating income from continuing operations.................    28,440      53,152       13,361
Other (income) expenses:
  Interest expense, net.....................................    13,100      12,168       12,237
  Amortization and other, net...............................      (447)        417        1,705
                                                              --------    --------     --------
Income (loss) from continuing operations before income
  taxes.....................................................    15,787      40,567         (581)
Income tax provision (benefit)..............................     4,345      14,660         (988)
                                                              --------    --------     --------
Income from continuing operations...........................    11,442      25,907          407
Income (loss) from discontinued operations, net of income
  tax provision (benefit) of $(4.5) million, $0.5 million
  and $0.7 million for 2001, 2000, 1999, respectively.......    (7,375)        782        1,362
Loss on disposal of discontinued operations, net of income
  tax benefit of $7.6 million...............................   (23,865)         --           --
                                                              --------    --------     --------
Income (loss) before effect of a change in accounting
  principle.................................................   (19,798)     26,689        1,769
Cumulative effect of accounting change, net of income tax
  benefit of $2.2 million...................................        --          --       (5,754)
                                                              --------    --------     --------
Net income (loss)...........................................   (19,798)     26,689       (3,985)
Less preferred stock dividends..............................      (280)       (280)        (280)
                                                              --------    --------     --------
Net income (loss) applicable to common shares...............  $(20,078)   $ 26,409     $ (4,265)
                                                              ========    ========     ========
Earnings per common share -- basic:
Income from continuing operations...........................  $   0.92    $   2.11     $   0.01
Income (loss) from discontinued operations..................     (2.58)       0.06         0.10
Cumulative effect of accounting change......................        --          --        (0.44)
                                                              --------    --------     --------
Net income (loss) per common share -- basic.................  $  (1.66)   $   2.17     $  (0.33)
                                                              ========    ========     ========
Basic weighted average number of common shares..............    12,077      12,153       13,106
                                                              ========    ========     ========
Earnings per common share -- diluted:
Income from continuing operations...........................  $   0.91    $   2.08     $   0.01
Income (loss) from discontinued operations..................     (2.54)       0.06         0.10
Cumulative effect of accounting change......................        --          --        (0.43)
                                                              --------    --------     --------
Net income (loss) per common share -- diluted...............  $  (1.63)   $   2.14     $  (0.32)
                                                              ========    ========     ========
Diluted weighted average number of common and common
  equivalent shares.........................................    12,307      12,344       13,243
                                                              ========    ========     ========

                            See accompanying notes.

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2000
                                                              --------   ----------
                                                                         (RESTATED)
                                                              (IN THOUSANDS EXCEPT
                                                                  SHARE AND PER
                                                                 SHARE AMOUNTS)
                                      ASSETS
Current assets
Cash and equivalents........................................  $ 22,739    $ 23,458
  Accounts receivable, net..................................    67,164     105,025
  Inventories...............................................   103,360     101,935
  Refundable income taxes...................................     2,410      10,769
  Prepaid expenses and other................................     7,230       3,402
                                                              --------    --------
Total current assets........................................   202,903     244,589
Property, plant and equipment, net..........................   218,476     207,325
Deferred charges and intangible assets, net.................   102,995     111,723
Assets held for sale........................................     9,072      13,547
Prepaid pensions............................................     5,981       7,753
                                                              --------    --------
Total assets................................................  $539,427    $584,937
                                                              ========    ========
LIABILITIES, MINORITY INTEREST, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................  $ 34,137    $ 51,904
  Accrued liabilities.......................................    25,689      18,229
  Short-term borrowings.....................................    99,590      10,057
                                                              --------    --------
Total current liabilities...................................   159,416      80,190
Deferred income taxes.......................................     9,225      21,190
Long-term debt..............................................   149,792     231,163
Postretirement benefit obligation...........................    15,720      17,272
Accrued environmental remediation...........................     1,862       2,165
                                                              --------    --------
Total liabilities...........................................   336,015     351,980
Commitments and contingencies
Minority interest...........................................        --       2,508
Redeemable preferred stock, par value $1 per share; 500,000
  shares authorized; 20,000 shares issued and outstanding...     2,000       2,000
Stockholders' equity
  Common stock, par value $0.01 per share; 40,000,000 shares authorized, 14,276,831 and 14,214,318 shares issued as
     of December 31, 2001 and 2000, respectively............       143         142
  Additional paid-in capital................................   103,759     103,589
  Retained earnings.........................................   159,045     179,123
  Unearned compensation.....................................      (165)       (613)
  Accumulated other comprehensive loss......................   (21,898)    (14,320)
  Treasury stock, at cost (2,179,900 shares as of December
     31, 2001 and 2000).....................................   (39,472)    (39,472)
                                                              --------    --------
Total stockholders' equity..................................   201,412     228,449
                                                              --------    --------
Total liabilities, minority interest, redeemable preferred
  stock and stockholders' equity............................  $539,427    $584,937
                                                              ========    ========

                            See accompanying notes.

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                            AND STOCKHOLDERS' EQUITY

                                 REDEEMABLE
                               PREFERRED STOCK      COMMON STOCK       ADDITIONAL              UNEARNED
                               ---------------   -------------------    PAID-IN     RETAINED   COMPEN-
                               SHARES   AMOUNT     SHARES     AMOUNT    CAPITAL     EARNINGS    SATION
                               ------   ------   ----------   ------   ----------   --------   --------
                                                (IN THOUSANDS EXCEPT NUMBER OF SHARES)
Balance at December 31, 1998,
  as previously reported.....  20,000   $2,000   14,147,060    $141     $101,514    $164,118    $  --
Adjustment to reflect the
  change in method of
  accounting for inventories
  (Note 3)...................      --       --           --      --           --      (7,139)      --
                               ------   ------   ----------    ----     --------    --------    -----
Balance at December 31, 1998,
  as adjusted................  20,000    2,000   14,147,060     141      101,514     156,979       --
Comprehensive income:
  Net loss...................      --       --           --      --           --      (3,985)      --
  Translation adjustments....      --       --           --      --           --          --       --
  Comprehensive income.......
Common stock issued..........      --       --       49,229       1          283          --       --
Tax benefit from stock
  options exercised..........      --       --           --      --          308          --       --
Preferred stock dividends....      --       --           --      --           --        (280)      --
Issuance of restricted stock
  award and amortization of
  unearned compensation......      --       --           --      --          549          --     (309)
Purchase of treasury stock...      --       --           --      --           --          --       --
                               ------   ------   ----------    ----     --------    --------    -----
Balance at December 31,
  1999.......................  20,000    2,000   14,196,289     142      102,654     152,714     (309)
Comprehensive income:
  Net income.................      --       --           --      --           --      26,689       --
  Translation adjustments....      --       --           --      --           --          --       --
  Comprehensive income.......      --       --           --      --           --          --       --
Common stock issued..........      --       --       18,029      --           58          --       --
Tax benefit from stock
  options exercised..........      --       --           --      --            3          --       --
Preferred stock dividends....      --       --           --      --           --        (280)      --
Issuance of restricted stock
  award and amortization of
  unearned compensation......      --       --           --      --          874          --     (304)
Purchase of treasury stock...      --       --           --      --           --          --       --
                               ------   ------   ----------    ----     --------    --------    -----
Balance at December 31,
  2000.......................  20,000    2,000   14,214,318     142      103,589     179,123     (613)
Comprehensive loss:
  Net loss...................      --       --           --      --           --     (19,798)      --
  Translation adjustments....      --       --           --      --           --          --       --
  Change in fair value of
    derivatives, net of tax
    benefit of $1,021........      --       --           --      --           --          --       --
  Comprehensive loss.........      --       --           --      --           --          --       --
Common stock issued..........      --       --       62,513       1           70          --       --
Tax benefit from stock
  options exercised..........      --       --           --      --           78          --       --
Preferred stock dividends....      --       --           --      --           --        (280)      --
Issuance of restricted stock
  award and amortization of
  unearned compensation......      --       --           --      --           22          --      448
                               ------   ------   ----------    ----     --------    --------    -----
Balance at December 31,
  2001.......................  20,000   $2,000   14,276,831    $143     $103,759    $159,045    $(165)
                               ======   ======   ==========    ====     ========    ========    =====

                                ACCUMULATED
                                   OTHER
                               COMPREHENSIVE              TOTAL STOCK-
                                  INCOME       TREASURY     HOLDERS'
                                  (LOSS)        STOCK        EQUITY
                               -------------   --------   -------------
                                (IN THOUSANDS EXCEPT NUMBER OF SHARES)
Balance at December 31, 1998,
  as previously reported.....    $(15,494)     $(16,628)    $233,651
Adjustment to reflect the
  change in method of
  accounting for inventories
  (Note 3)...................          --            --       (7,139)
                                 --------      --------     --------
Balance at December 31, 1998,
  as adjusted................     (15,494)      (16,628)     226,512
Comprehensive income:
  Net loss...................          --            --       (3,985)
  Translation adjustments....       4,806            --        4,806
                                                            --------
  Comprehensive income.......                                    821
                                                            --------
Common stock issued..........          --            --          284
Tax benefit from stock
  options exercised..........          --            --          308
Preferred stock dividends....          --            --         (280)
Issuance of restricted stock
  award and amortization of
  unearned compensation......          --            --          240
Purchase of treasury stock...          --       (15,386)     (15,386)
                                 --------      --------     --------
Balance at December 31,
  1999.......................     (10,688)      (32,014)     212,499
Comprehensive income:
  Net income.................          --            --       26,689
  Translation adjustments....      (3,632)           --       (3,632)
                                                            --------
  Comprehensive income.......          --            --       23,057
                                                            --------
Common stock issued..........          --            --           58
Tax benefit from stock
  options exercised..........          --            --            3
Preferred stock dividends....          --            --         (280)
Issuance of restricted stock
  award and amortization of
  unearned compensation......          --            --          570
Purchase of treasury stock...          --        (7,458)      (7,458)
                                 --------      --------     --------
Balance at December 31,
  2000.......................     (14,320)      (39,472)     228,449
Comprehensive loss:
  Net loss...................          --            --      (19,798)
  Translation adjustments....      (5,681)           --       (5,681)
  Change in fair value of
    derivatives, net of tax
    benefit of $1,021........      (1,897)           --       (1,897)
                                                            --------
  Comprehensive loss.........          --            --      (27,376)
                                                            --------
Common stock issued..........          --            --           71
Tax benefit from stock
  options exercised..........          --            --           78
Preferred stock dividends....          --            --         (280)
Issuance of restricted stock
  award and amortization of
  unearned compensation......          --            --          470
                                 --------      --------     --------
Balance at December 31,
  2001.......................    $(21,898)     $(39,472)    $201,412
                                 ========      ========     ========

                            See accompanying notes.

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                2001        2000         1999
                                                              --------   ----------   ----------
                                                                         (RESTATED)   (RESTATED)
                                                                        (IN THOUSANDS)
OPERATING ACTIVITIES
Income from continuing operations...........................  $ 11,442    $ 25,907     $    407
Adjustments to reconcile net income from continuing
  operations to net cash provided by operating activities:
  Depreciation..............................................    15,022      14,109       12,998
  Amortization..............................................     3,657       2,931        2,775
  Deferred income taxes.....................................    (1,635)      5,353       (8,536)
  Non-cash portion of restructuring and other charges.......     1,531          --       14,920
  Other non-cash items......................................       140         570        1,264
  Changes in operating assets and liabilities:
    Accounts receivable, net................................    15,873      (6,072)      (3,540)
    Inventories.............................................    (9,956)    (11,453)      13,459
    Refundable income taxes.................................     8,530      (1,415)      (6,797)
    Prepaid expenses and other..............................      (368)      1,155        1,343
    Accounts payable........................................   (16,291)     15,750      (12,540)
    Accrued liabilities, including pension, postretirement
     benefit and environmental..............................    (1,298)       (193)         227
                                                              --------    --------     --------
Net cash provided by operating activities...................    26,647      46,642       15,980
INVESTING ACTIVITIES
Additions to property, plant and equipment..................   (27,612)    (31,676)     (23,092)
Acquisition of business assets..............................        --     (43,948)          --
Other.......................................................    (1,601)         16         (452)
                                                              --------    --------     --------
Net cash used for investing activities......................   (29,213)    (75,608)     (23,544)
FINANCING ACTIVITIES
Net decrease in note payable................................      (320)         --           --
Net borrowing (repayment) from revolving credit
  facilities................................................    16,724      48,671      (33,507)
Principal payments on long-term debt........................        --        (338)        (335)
Issuance of common stock....................................       130          58          284
Purchase of treasury stock..................................        --      (7,458)     (15,386)
Dividends paid on preferred stock...........................      (280)       (280)        (280)
                                                              --------    --------     --------
Net cash provided by (used for) financing activities........    16,254      40,653      (49,224)
Effect of exchange rate on cash and equivalents.............    (1,139)       (709)       1,061
                                                              --------    --------     --------
Net cash provided by (used for) continuing operations.......    12,549      10,978      (55,727)
Net cash provided by (used for) discontinued operations.....   (13,268)    (14,414)       3,722
                                                              --------    --------     --------
Net decrease in cash and equivalents........................      (719)     (3,436)     (52,005)
Cash and equivalents at beginning of year...................    23,458      26,894       78,899
                                                              --------    --------     --------
Cash and equivalents at end of year.........................  $ 22,739    $ 23,458     $ 26,894
                                                              ========    ========     ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW:
Interest paid...............................................  $ 15,500    $ 15,163     $ 16,119
Income taxes paid (refund)..................................  $ (2,331)   $ 10,767     $ 14,484

                            See accompanying notes.

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business

     The accompanying consolidated financial statements include the accounts of Wolverine Tube, Inc. (the "Company") and its majority-owned subsidiaries after elimination of significant intercompany accounts and transactions. References to the "Company", "we" or "us" refer to Wolverine Tube, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

     We are engaged in the manufacturing and distribution of copper and copper alloy tubular products, fabricated and metal joining products, as well as rod and bar products. Our focus is developing and manufacturing high value added products used in engineered applications that require tubular products having superior heat transfer capability. Our major customers are primarily located in North America and include commercial and residential air conditioning and refrigeration equipment manufacturers, appliance manufacturers, automotive manufacturers, industrial equipment manufacturers, utilities and other power generating companies, refining and chemical processing companies and plumbing wholesalers.

     The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires our management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  Basis of Presentation

     We have prepared our financial statements assuming that Wolverine Tube, Inc. will continue as a going concern. As discussed in Note 8, our existing revolving credit facility is set to mature on April 30, 2002 and the outstanding balance due thereunder must be repaid. We have not secured adequate replacement financing or an extension of our existing revolving credit facility.

     The report of Ernst & Young LLP, our independent auditors, on our consolidated financial statements for the year ended December 31, 2001 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern because we have material debt service obligations due in April 2002 and we have not secured replacement financing or an extension of our facility. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

     We are currently in the process of obtaining financing to replace our existing revolving credit facility, which matures April 30, 2002. With this financing in place and with anticipated cash flow from our continuing operations, we believe that we will be able to satisfy our existing working capital needs, interest obligations, and capital expenditure requirements. There can be no assurance, however, that we will successfully complete the financial transactions we are pursuing. If we are unable to complete the financial transactions we are pursuing of if we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital or we may be required to sell assets. Upon completion of the anticipated financing, we believe the conditions that gave rise to Ernst & Young's substantial doubt about our ability to continue as a going concern will no longer exist.

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

  Revenue Recognition Policy

     We record sales when products are shipped to customers. Title passes to the customer upon shipment. Sales are made under normal terms and generally do not require collateral.

  Start-Up Costs

     Prior to adoption on January 1, 1999 of Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities, as issued by the American Institute of Certified Public Accountants, we capitalized pre-operating costs associated with the start-up of new operations to the extent that such costs i) could be separately identified and segregated from ordinary period costs; ii) provided a quantifiable benefit to a future period; and, iii) were directly attributable to the quantifiable benefit within a relatively short period of time after the costs were incurred. Pre-operating costs were comprised of certain expenditures such as payroll, travel and other costs incurred during the pre-operating period. The pre-operating period was defined as the period prior to the commencement of production of products manufactured for sale to customers. These capitalized costs were generally amortized on a straight-line basis over a five-year period. Upon adoption of SOP 98-5, we recognize start-up costs as expense when incurred.

     In accordance with the Statement, we recognized a charge for the cumulative effect of a change in accounting principle of $8.0 million pre-tax ($5.8 million after-tax) in 1999.

  Cash and Equivalents

     We consider all highly liquid financial instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Inventories

     During the year ended December 31, 2001, we changed our method of accounting for a portion of our raw materials, work-in-process and finished products inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method (see Note 3). These inventories are carried at the lower of FIFO cost or market. We determine market value based upon assumptions about future demand and market conditions. The remaining inventories, which primarily include supplies, are valued using the average cost method. We write down our inventories for estimated obsolescence and unmarketable inventory equal to the difference between the cost of inventory and the estimated market value.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Depreciation is provided using the straight-line method over the following periods:

Furniture and fixtures......................................    2-9 years
Software....................................................    3-5 years
Tooling.....................................................   3-10 years
Building and improvements...................................   3-39 years
Machinery and equipment.....................................   5-25 years

  Impairment of Long-Lived Assets

     We recognize impairment losses on long-lived assets under the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to Be Disposed Of. When facts and

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES
circumstances indicate that long-lived assets used in operations may be impaired and the undiscounted cash flows estimated to be generated from those assets are less than their carrying values, we record an impairment loss equal to the excess of the carrying value over fair value. Long-lived assets held for disposal are valued at the lower of the carrying amount or fair value less cost to sell. Beginning in 2002, we will adopt new rules for recognizing impairment (see "Recent Accounting Pronouncements").

  Income Taxes

     Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. Property, plant and equipment, inventories, prepaid pension, postretirement benefit obligations, and certain other accrued liabilities are the primary sources of these temporary differences. Deferred income tax also includes operating loss and tax credit carryforwards.

  Deferred Charges and Intangible Assets

     Debt issuance costs are deferred and amortized over the terms of the debt to which they relate using the interest method. Intangible assets consist of patents and goodwill. Patents are amortized on the straight-line method over their estimated lives. Excess cost over the fair value of net assets acquired (or enterprise level goodwill) generally has been amortized on a straight-line basis over 40 years. Beginning in 2002, goodwill will no longer be amortized (see "Recent Accounting Pronouncements"). The carrying value of enterprise level goodwill is reviewed if the facts and circumstances suggest that it may be impaired. Negative operating results, negative cash flows from operations, among other factors, could be indicative of the impairment of enterprise level goodwill. We assess the recoverability of enterprise level goodwill by determining whether the unamortized goodwill balance can be recovered through undiscounted future cash flows from operations. The amount of enterprise level goodwill impairment, if any, is measured based on projected discounted future cash flows using a discount rate reflecting our average cost of funds. To date, we have made no adjustments to the carrying value of our enterprise level goodwill, except for $7.4 million of goodwill attributable to discontinued operations (see Note 2).

 Earnings Per Common Share

     Basic income from continuing operations and basic net income per share is based on the weighted average number of common shares outstanding and income reduced by preferred dividends. Diluted income from continuing operations and diluted net income per share is based on the weighted average number of common shares outstanding plus the effect of dilutive stock options and income reduced by preferred dividends.

 Derivatives and Hedging Activities

     We utilize derivative financial instruments to manage risk exposure to movements in commodity and foreign exchange rates. We do not hold or issue derivative financial instruments for trading or speculative purposes. In June 1998, the FASB issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, which was amended in June 2000 by SFAS Nos. 137 and 138. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments and hedging activities. Initially, upon adoption of the new derivative accounting requirements, and prospectively, on the date we enter into a derivative contract, we designate derivatives as either a hedge of a recognized asset or liability or an unrecognized firm commitment (fair value hedge) or a hedge of a forecasted transaction (cash flow hedge). For fair value hedges, both the effective and ineffective portion of the changes in the fair value of the derivative, along with the gain or loss on the hedged item that is attributable to the hedged risk, are recorded in earnings. The effective portion of changes in fair value of a derivative that is designated as a cash flow hedge is recorded in accumulated other comprehensive income or loss. When the hedged item is

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES
realized, the gain or loss included in accumulated other comprehensive income or loss is relieved. Any ineffective portion of the changes in the fair values of derivatives used as cash flow hedges are reported in the consolidated statements of operations. We document hedge relationships, including identification of the hedging instruments and the hedged item, as well as our risk management objectives and strategies for undertaking the hedge transactions at the inception of each hedge transaction. Derivatives are recorded in the consolidated balance sheet at fair value. We formally assess, at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting change in either the fair values or cash flows of the hedged item.

 Fair Values of Financial Instruments

The following methods are used by us in estimating fair value disclosures for financial instruments:

     Cash and equivalents, accounts receivable and accounts payable: The carrying amount reported in the consolidated balance sheets for these assets approximates their fair value.

     Revolving credit facility, long-term debt and redeemable cumulative preferred stock: The carrying amount of our borrowings under our revolving credit facilities approximates fair value. The fair value of our 7 3/8% Senior Notes and any derivative financial instruments are based upon quoted market prices. The fair value of our redeemable cumulative preferred stock is based upon its dividend rate and call provisions.

     Derivatives: The fair value of our foreign currency and commodity derivative instruments are determined by reference to quoted market prices.

The following table summarizes fair value information for our financial instruments:

                                           2001           2001           2000           2000
ASSETS (LIABILITIES)                  CARRYING VALUE   FAIR VALUE   CARRYING VALUE   FAIR VALUE
--------------------                  --------------   ----------   --------------   ----------
                                                           (IN THOUSANDS)
Revolving credit facilities.........    $ (97,906)     $ (97,906)     $ (81,403)     $ (81,403)
Senior notes........................     (149,792)      (127,500)      (149,760)      (130,398)
Other debt..........................       (1,684)        (1,684)       (10,057)       (10,057)
Redeemable cumulative preferred
  stock.............................       (2,000)        (2,019)        (2,000)        (2,091)
Foreign currency exchange
  contracts.........................           (9)            (9)            --            (17)
Commodity futures contracts.........       (2,918)        (2,918)            --           (689)

 Environmental Expenditures

     Environmental expenditures that pertain to our current operations and relate to future revenues are expensed or capitalized consistent with our capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations, which do not contribute to future revenues, are expensed. Liabilities, which are undiscounted, are recognized for remedial activities when the cleanup is probable and the cost can be reasonably estimated.

 Stock Options

     SFAS No. 123, Accounting for Stock-Based Compensation, encourages but does not require companies to record compensation costs for stock-based employee compensation plans at fair value. We have chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. We grant stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. Accordingly, we recognize no compensation expense for stock option grants.

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

 Translation to U.S. Dollars

     Our assets and liabilities denominated in foreign currency are translated to U.S. dollars at rates of exchange at the balance sheet date. Income statement items are translated at average exchange rates during the period. Translation adjustments arising from changes in exchange rates are included in the accumulated other comprehensive income or loss component of stockholders' equity. Realized exchange gains and losses are included in "Amortization and other, net" in the consolidated statements of operations. Net exchange (gains) losses totaled ($0.5) million in 2001, ($0.1) million in 2000 and $1.0 million in 1999.

 Research and Development Costs

     Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. The amounts charged to expense were $3.7 million in 2001, $3.7 million in 2000 and $3.0 million in 1999.

 Recent Accounting Pronouncements

     In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. This statement addresses financial accounting and reporting for acquired goodwill and intangible assets. SFAS No. 142 eliminates amortization of goodwill and requires an impairment-only model for recording the value of goodwill. SFAS No. 142 requires that impairment be tested at least annually at the reporting unit level, using a two-step impairment test. The first step determines if goodwill is impaired by comparing the fair value of the reporting unit as a whole to the book value. If a deficiency exists, the second step measures the amount of the impairment loss as the difference between the implied fair value of goodwill and its carrying amount. Purchased intangibles with indefinite economic lives will be tested for impairment annually using a lower of cost or market approach. Other intangible assets will still be amortized over their useful lives and reviewed for impairment when the facts and circumstances suggest that they may be impaired.

     We have not completed our transitional impairment test under SFAS No. 142; thus, we do not know the amount, if any, of impairment that will be recorded upon adoption. However, any impairment charge resulting from the transitional impairment test would be recognized as a cumulative effect of a change in accounting principle. We have $103.0 million of net deferred charges and intangible assets at December 31, 2001, of which $99.8 million is goodwill. Adoption of SFAS No. 142 is expected to increase income from continuing operations by approximately $2.1 million net of tax in 2002 due to the elimination of amortization of goodwill.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets that supersedes SFAS No. 121 and provides a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. The new rules also supersede the provision of Accounting Principle Board (APB) Opinion No. 30 with regard to reporting the effects of a disposal of a segment of a business and require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred (rather than as of the measurement date as presently required by APB No. 30). In addition, more dispositions will qualify for discontinued operation treatment in the income statement. We plan to adopt SFAS No. 144 in the first quarter 2002. We do not anticipate the provisions of this statement to have a significant impact on our financial condition and results of operations.

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

2.  DISCONTINUED OPERATIONS

     On December 6, 2001, the Executive Committee of the Board of Directors authorized management to discontinue the operations of Wolverine Ratcliffs, Inc. ("WRI"), which is a 74.5% owned strip business that was jointly formed in 1999 with Ratcliffs-Severn, Ltd. WRI, which was previously included in the rod, bar, strip and other reportable segment, produces both heavy-gauge and light-gauge copper and copper alloy strip used primarily by automotive, hardware and electrical equipment manufacturers. WRI has been negatively impacted by fundamental changes in the marketplace including aggressive foreign competition for heavy-gauge strip and increasing preference by customers for extremely light-gauge strip which WRI is unable to produce efficiently without further capital investment. Our decision to discontinue the WRI operations was attributable to these changes in market conditions that made it unlikely for us to produce an acceptable return on investment that would enhance shareholder value. Immediately after the Executive Committee's authorization, we formalized our plan of disposal. We have engaged a financial advisor to pursue opportunities to dispose of the strip business and would expect to be completely out of the strip business by the second quarter of 2002.

     Accordingly, as required by Accounting Principles Board Opinion, ("APB") 30, Reporting the Results of Operations Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, the operating results of WRI for 2001 and all prior periods presented herein have been restated and reported in discontinued operations in the consolidated financial statements. In addition, we recorded a $31.5 million ($23.9 million after tax) estimated loss on the disposal of the WRI operations, which included a $2.5 million ($1.6 million after tax) provision for estimated losses during the expected phase-out period. The expected loss on disposal of the WRI operations and the expected operating losses during the phase-out period are based on our best estimates of the most likely outcome, considering, among other things, our knowledge of valuations of strip production assets. However, the actual amounts ultimately realized on disposal and losses incurred during the expected phase-out period could differ materially from the amounts assumed in arriving at the loss on disposal. To the extent actual results differ from our estimate, the difference will be reported in discontinued operations in future periods.

     Operating results of the discontinued WRI operations were as follows:

                                                           2001      2000      1999
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Net sales...............................................  $48,886   $79,875   $60,202
Net income (loss).......................................   (7,375)      782     1,362

     Assets and liabilities of the discontinued WRI operations have been reflected in the consolidated balance sheets as current or non-current based on the original classification of these accounts, net of any necessary valuation allowances, except that property, plant and equipment of the WRI operations to be disposed has been included in "assets held for sale" net of a necessary valuation allowance. An accrual for the estimated losses to be incurred during the expected phase-out period of $2.5 million (pre-tax) is presented in "accrued liabilities" in the consolidated balance sheets.

     There are no material contingent liabilities related to discontinued operations, such as product or environmental liabilities or litigation, that are expected to remain with us after the disposal of the WRI operations.

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

3.  INVENTORIES

     Inventories are as follows at December 31:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Finished products...........................................  $ 22,565   $ 22,708
Work-in-process.............................................    20,850     24,328
Raw materials and supplies..................................    59,945     54,899
                                                              --------   --------
Totals......................................................  $103,360   $101,935
                                                              ========   ========

     During the year ended December 31, 2001, we changed our method of accounting for inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method for portions of our finished products, work-in-process and raw materials inventories. We believe the change is preferable because copper prices have steadily declined since the mid 1990s and the FIFO method will result in a better matching of the costs of inventories with revenues. We believe that the FIFO method also provides a more meaningful presentation of financial position because it reflects more recent costs in our balance sheet. Moreover, the change also conforms all of our raw materials, work-in-process and finished goods inventories to a single costing method.

     We applied this change in method of inventory costing retroactively by restating the prior years' financial statements. The effect of the change in method on previously reported operating results for the quarters ended April 1, July 1 and September 30, 2001 was to increase (decrease) net income by ($0.2) million ($0.02 loss per diluted share); ($4.0) million ($0.33 loss per diluted share); and $1.3 million ($0.11 per diluted share), respectively. The effect on the balance sheet as of December 31, 1998 was to decrease inventory and retained earnings by $11.3 million and $7.1 million, respectively. The impact on the consolidated statements of operations for the years ended December 31, 2000 and 2001 was to increase (decrease) net income by $3.2 million ($0.26 per diluted share); and ($0.7) million ($0.05 loss per diluted share), respectively. The impact on the consolidated statements of operations for the year ended December 31, 1999 was not material.

4.  DERIVATIVES

     We adopted Statement of Financial Accounting Standard (SFAS) No. 133 (subsequently amended by SFAS Nos. 137 and 138), Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001. The adoption of SFAS No. 133 resulted in an insignificant impact on reported earnings and accumulated other comprehensive loss. At December 31, 2001, we reported an unrealized loss of $2.9 million ($1.9 million, net of tax), in accumulated other comprehensive loss for our outstanding commodity hedge contracts.

     We have entered into commodity forward contracts through December 31, 2003 to hedge against the risk of copper price increases with respect to firm price sales commitments. The notional amount of these forward contracts, which were designated as fair value hedging instruments, was $17.3 million at December 31, 2001. For the twelve months ended December 31, 2001, an insignificant impact to cost of goods sold was recorded for the ineffective portion of these derivative instruments.

     Also, we have entered into commodity forward contracts through December 31, 2003 to reduce our risk of future copper price increases on anticipated sales. The notional amount of these forward contracts, which were designated as cash flow hedging instruments, was $28.8 million at December 31, 2001. At December 31, 2001, we recorded the fair value of these forward contracts of $2.7 million ($1.7 million, net of tax) in accrued liabilities and in accumulated other comprehensive loss. We expect that $2.5 million

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

($1.6 million, net of tax) of the unrealized loss on our outstanding forward contracts will be reclassified to earnings during the next twelve months when the anticipated transactions occur.

     At December 31, 2001, we had commodity futures to purchase natural gas for the period of February 2002 through October 2002 with a notional value of $1.4 million. These futures contracts were designated as cash flow hedging instruments and there was no ineffective portion of the change in fair value of these futures contracts for the period ended December 31, 2001. At December 31, 2001, we recorded the fair value of these instruments of $0.2 million ($0.2 million, net of tax) in accrued liabilities and accumulated other comprehensive loss.

     At December 31, 2001, we had forward exchange contracts outstanding to purchase foreign currency with a notional value of $1.4 million and to sell foreign currency with a notional value of $1.0 million. These forward contracts and the underlying hedged receivables and payables are carried at their fair values with any associated gains and losses recognized in current period earnings. The impact on reported earnings of recording the fair value of these hedging instruments and the underlying hedged receivables and payables for the period ended December 31, 2001 was not significant.

5.  ASSETS HELD FOR SALE

     Assets held for sale at December 31, 2001 and 2000, include the net assets of the unoccupied Greenville, Mississippi and Roxboro, North Carolina facilities, which have been written down to fair value less cost to sell ($5.4 million) based on their appraised value. Assets held for sale also include $3.7 million and $8.1 million in 2001 and 2000, respectively, for net property, plant and equipment of WRI, which we discontinued in 2001.

6.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are as follows at December 31:

                                                                2001        2000
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Land and improvements.......................................  $  11,537   $  11,558
Building and improvements...................................     48,820      48,105
Machinery and equipment.....................................    268,587     224,614
Construction-in-progress....................................      6,430      26,995
                                                              ---------   ---------
                                                                335,374     311,272
Less accumulated depreciation...............................   (116,898)   (103,947)
                                                              ---------   ---------
Totals......................................................  $ 218,476   $ 207,325
                                                              =========   =========

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

7.  DEFERRED CHARGES AND INTANGIBLE ASSETS

     Deferred charges and intangible assets are as follows at December 31:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Deferred debt issuance costs................................  $  2,130   $  2,650
Goodwill....................................................   118,455    123,557
Patents and other...........................................     3,685      4,213
                                                              --------   --------
                                                               124,270    130,420
Less accumulated amortization...............................   (21,275)   (18,697)
                                                              --------   --------
Totals......................................................  $102,995   $111,723
                                                              ========   ========

     In September 2000, we acquired the metal joining products business of Engelhard Corporation. The metal joining products business is located in Warwick, Rhode Island, and is a leading manufacturer of brazing alloys and fluxes, as well as a supplier of lead-free solder. The transaction was structured as an all-cash acquisition for approximately $41.8 million, which we financed through our credit facility. The transaction was accounted for using the purchase method of accounting, resulting in $24.0 million of goodwill, that is being amortized on a straight-line basis over its estimated useful life of 40 years. The accounts and results of operations of the metal joining products business have been combined with ours since the date of the acquisition. If this acquisition had been consummated at the beginning of 2000, the effect on our consolidated results of operations would not have been significant.

8.  FINANCING ARRANGEMENTS AND DEBT

     Long-term debt consists of the following at December 31:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Revolving Credit Facility, interest tied to banks' base rate or alternative rates, averaged 5.5% in 2001, due April
  2002......................................................  $ 97,906   $ 81,403
Senior Notes, 7 3/8%, due August 2008.......................   150,000    150,000
Discount on Senior Notes, original issue discount amortized
  over 10 years.............................................      (208)      (240)
Netherlands facility, 5.11%, due on demand..................     1,671         --
Other foreign facilities....................................        13     10,057
                                                              --------   --------
                                                               249,382    241,220
Less short-term borrowings..................................   (99,590)   (10,057)
                                                              --------   --------
Totals......................................................  $149,792   $231,163
                                                              ========   ========

     Aggregate maturities of long-term debt are as follows:

                                                              (IN THOUSANDS)
2002........................................................     $ 99,590
2007 through 2008...........................................      149,792
                                                                 --------
Totals......................................................     $249,382
                                                                 ========

     As of December 31, 2001, we had a Revolving Credit Facility ("the Facility"), set to mature on April 30, 2002. The Facility originally provided for a $200.0 million line of credit and a floating base

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES
interest rate that at our election was LIBOR plus a specified margin of 0.25% to 1.00%. On August 8, 2001, we and our lenders executed the Fifth Amendment and Limited Waiver to Credit Amendment regarding certain debt covenants and certain financial covenants of the Facility. The terms of this agreement included a provision for the last six months of 2001 that increased the floating base interest rate to LIBOR plus 0.75% to 2.00%. On February 4, 2002, we and our lenders executed a Limited Waiver, the Sixth Amendment to Credit Agreement and a Security Agreement. Under the terms of the Limited Waiver, the lenders waived compliance with the financial covenants contained in the Facility from December 31, 2001 through April 16, 2002 and we agreed to limit borrowings under the Facility to an aggregate amount of $130.0 million, grant a security interest in all our U.S. accounts receivable and inventory to secure all new borrowings under the Facility after the date of the execution of the Limited Waiver, adjust the floating base interest rate on the Facility to LIBOR plus 3.00% and limit certain of our non-operating activities. The Sixth Amendment to Credit Agreement and the Security Agreement document the agreed upon terms in the Limited Waiver. As of December 31, 2001, we had approximately $103.0 million in outstanding borrowings and off-balance sheet obligations under the Facility and approximately $27.0 million in additional borrowing availability under the terms of the Limited Waiver executed on February 4, 2002. The weighted average interest rate under the Facility was 5.5% for 2001 versus 7.0% for 2000.

     We are currently in the process of obtaining financing to replace our existing revolving credit facility, which matures April 30, 2002. With this financing in place and with anticipated cash flow from our continuing operations, we believe that we will be able to satisfy our existing working capital needs, interest obligations, and capital expenditure requirements. There can be no assurance, however, that we will successfully complete the financial transactions we are pursuing. If we are unable to complete the financial transactions we are pursuing or if we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital or we may be required to sell assets. Upon completion of the anticipated financing, we believe the conditions that gave rise to Ernst & Young's substantial doubt about our ability to continue as a going concern will no longer exist.

     In August 1998, we issued $150.0 million in principal amount of 7 3/8% Senior Notes due August 1, 2008. The 7 3/8% Senior Notes were issued pursuant to an Indenture, dated as of August 4, 1998, between us and First Union National Bank, as Trustee. The 7 3/8% Senior Notes (i) have interest payment dates of February 1 and August 1 of each year (ii) are redeemable at our option at a redemption price equal to the greater of (a) 100% of the principal amount of the Senior Notes to be redeemed, or (b) the sum of the present value of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, discounted to the redemption date on a semiannual basis at a rate based upon the yield of the specified treasury securities plus 25 basis points, plus, in each case, accrued interest thereon to the date of redemption; (iii) are senior unsecured obligations and are pari passu in right of payment with any of our existing and future senior unsecured indebtedness, including borrowings under the Facility; (iv) are guaranteed by certain of our subsidiaries; and (v) are subject to the terms of the Indenture, which contain certain covenants that limit our ability to incur indebtedness secured by certain liens and to engage in sale/leaseback transactions.

     We have a credit facility with a Netherlands bank, payable on demand and providing for available credit up to 1.8 million euros (approximately U.S. $1.6 million). At December 31, 2001, we had outstanding borrowings of $1.7 million under this facility.

     During 2001, we repaid substantially all of our obligations under other foreign credit facilities.

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

     Our financing agreements contain covenants that include requirements to maintain certain financial ratios and other restrictions and limitations, including the restrictions on our payment of dividends, limitations on the issuance of additional debt, limitations on investments and contingent obligations, the redemption of capital stock and the sale or transfer of assets.

     Interest expense is net of interest income and capitalized interest of $0.6 million and $1.1 million in 2001, $1.2 million and $1.3 million in 2000 and $2.9 million and $0.3 million in 1999. Interest expense is also net of interest allocated to the discontinued operations of WRI of $1.3 million in 2001, $0.5 million in 2000 and $0.2 million in 1999.

9.  RETIREMENT AND PENSION PLANS

  U.S. PLANS

     We have established trusteed, noncontributory defined benefit pension plans covering the majority of all our U.S. employees fulfilling minimum age and service requirements. Benefits are based upon years of service and a prescribed formula based upon the employee's compensation. We contribute annual amounts that fall within the range determined to be deductible for federal income tax purposes.

     Certain assumptions utilized in accounting for the U.S. defined benefit plans for the years ended December 31 are as follows:

                                                              2001   2000      1999
                                                              ----   ----   ----------
Discount rate...............................................  7.25%  7.75%        7.75%
Rate of increase in compensation............................   4.0    4.0   4.0 - 4.25
Expected return on plan assets..............................   9.5    9.5          9.5

     A summary of the components of net periodic pension cost for the U.S. defined benefit plans for the years ended December 31 is as follows:

                                                         2001       2000       1999
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Service cost.........................................  $  3,859   $  3,324   $  4,143
Interest cost........................................     9,045      8,494      7,953
Expected return on plan assets.......................   (12,613)   (12,817)   (11,708)
Amortization of prior service cost...................       134        134        134
Amortization of net actuarial gain...................        --       (602)        --
Effect of special termination benefits...............        --         --         68
                                                       --------   --------   --------
Net periodic pension cost (benefit)..................  $    425   $ (1,467)  $    590
                                                       ========   ========   ========

     The following table sets forth a reconciliation of the benefit obligation for the years ended December 31:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Benefit obligation at the beginning of the year.............  $118,177   $111,562
Service costs...............................................     3,859      3,324
Interest costs..............................................     9,045      8,494
Actuarial loss..............................................     9,628        869
Benefits paid...............................................    (6,322)    (6,072)
                                                              --------   --------
Benefit obligation at the end of the year...................  $134,387   $118,177
                                                              ========   ========

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

     The effect of the change in our assumed discount rate for the year ended December 31, 2001 contributed $8.2 million of the $9.6 million actuarial loss.

     The following table sets forth a reconciliation of the plan assets for the years ended December 31:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Fair value of plan assets at the beginning of the year......  $135,700   $137,746
Actual return on plan assets................................    (1,652)     4,026
Benefits paid...............................................    (6,322)    (6,072)
                                                              --------   --------
Fair value of plan assets at the end of the year............  $127,726   $135,700
                                                              ========   ========

     The following table sets forth the funded status of the plan and the amounts recognized in our consolidated balance sheets at December 31:

                                                               2001       2000
                                                              -------   --------
                                                                (IN THOUSANDS)
(Unfunded) funded status....................................  $(6,661)  $ 17,523
Unrecognized net actuarial loss (gain)......................   11,675    (12,218)
Unrecognized pension service costs..........................    1,228      1,361
                                                              -------   --------
Prepaid pensions............................................  $ 6,242   $  6,666
                                                              =======   ========

     We have 401(k) plans covering substantially all of our U.S. employees. We provide at our discretion a match of employee salaries contributed to the plans. We recorded expense with respect to these plans of $1.3 million in 2001, $2.0 million in 2000 and $1.9 million in 1999.

     The Wolverine Tube, Inc. Supplemental Executive Retirement Plan (the "Retirement Plan") is a non-funded defined benefit pension plan that provides benefits to certain of our eligible executives. The benefits provided under the Retirement Plan are identical to the benefits provided by the defined benefit pension plan. In addition, we provide a Supplemental Retirement Plan ("SERP") for the current CEO, which also is non-funded. The benefits provided under this SERP are based upon years of service and compensation. Benefits become fully vested upon completion of six years of service from the date of employment or a change of control for the Company or dismissal without cause. We incurred expense with respect to all supplemental plans of $0.3 million in 2001, $0.3 million in 2000 and $0.2 million in 1999. At December 31, 2001, the balance of accrued pension costs related to these plans was $1.4 million.

  Canadian Plans

     We sponsor a defined contribution profit-sharing retirement plan for our London, Ontario facility employees who are required to contribute 4% of regular wages, subject to a maximum contribution limit specified by Canadian income tax regulations. Employer contributions were $0.5 million in 2001, $0.6 million in 2000 and $0.7 million in 1999.

     We have established noncontributory defined benefit pension plans covering substantially all our employees at the Montreal, Quebec and Fergus, Ontario facilities. We contribute the actuarially determined amounts annually into the plans. Benefits for the hourly employees at the Montreal, Quebec and Fergus, Ontario facilities are based on years of service and a negotiated rate. Benefits for salaried employees are based on years of service and the employee's highest annual average compensation over five consecutive years.

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

     Certain assumptions utilized in accounting for the Salaried Employees, Canadian Operational Employees and Quebec Operational Employees pension plans for the years ended December 31 are as follows:

                                                              2001   2000   1999
                                                              ----   ----   ----
Discount rate...............................................  7.0%   7.5%   7.5%
Expected long-term rate of return on plan assets............  8.5    8.5    8.5

     The expected rate of increase in compensation used in accounting for the Salaried Employees' pension plan was 3.0% for the years ended December 31, 2001, 2000 and 1999, and is not applicable in accounting for the Canadian Operational Employees and Quebec Operational Employees pension plans for the same periods.

     A summary of the components of net periodic pension cost for the Salaried Employees, Canadian Operational Employees and Quebec Operational Employees pension plans for the years ended December 31 are as follows:

                                                           2001      2000      1999
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Service cost............................................  $   498   $   522   $   525
Interest cost...........................................    1,240     1,317     1,212
Expected return on plan assets..........................   (1,793)   (1,748)   (1,638)
Amortization of prior service cost......................       73        77        41
Amortization of net actuarial gain......................     (118)      (62)      (32)
                                                          -------   -------   -------
Net periodic pension cost (benefit).....................  $  (100)  $   106   $   108
                                                          =======   =======   =======

     The following table sets forth a reconciliation of the benefit obligation for the years ended December 31:

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Benefit obligation at the beginning of the year.............  $17,007   $18,001
Service costs...............................................      497       522
Interest costs..............................................    1,240     1,317
Actuarial (gain) loss.......................................    1,736    (1,175)
Benefits paid...............................................     (921)     (978)
Foreign currency exchange rate changes......................   (1,094)     (680)
                                                              -------   -------
Benefit obligation at the end of the year...................  $18,465   $17,007
                                                              =======   =======

     The following table sets forth a reconciliation of the plans assets for the years ended December 31:

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Fair value of plan assets at the beginning of the year......  $22,123   $21,673
Actual return on plan assets................................     (850)    2,015
Company contribution........................................      179       249
Benefits paid...............................................     (921)     (978)
Foreign currency exchange rate changes......................   (1,272)     (836)
                                                              -------   -------
Fair value of plan assets at the end of the year............  $19,259   $22,123
                                                              =======   =======

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

     The following table sets forth the funded status of the plans and the amounts recognized in our consolidated balance sheets at December 31:

                                                               2001     2000
                                                              ------   -------
                                                               (IN THOUSANDS)
Funded status...............................................  $  794   $ 5,116
Unrecognized net actuarial loss (gain)......................     548    (4,053)
Unrecognized pension service costs..........................   1,035     1,177
                                                              ------   -------
Prepaid pension obligation..................................  $2,377   $ 2,240
                                                              ======   =======

10.  POSTRETIREMENT BENEFIT OBLIGATION

     We sponsor a defined benefit health care plan and life insurance plan that provides postretirement medical benefits and life insurance to substantially all our full-time employees who have worked ten years after age 50 to 52, and widows of employees who die while employed after age 55 and have at least five years of service. This plan is contributory, with retiree contributions being adjusted annually.

     Net periodic postretirement benefit cost for the years ended December 31 includes the following components:

                                                               2001    2000    1999
                                                              ------   -----   -----
                                                                  (IN THOUSANDS)
Service cost................................................  $  431   $ 384   $ 331
Interest cost...............................................     685     687     443
Amortization of prior service cost..........................     126      85      --
Amortization of deferred gain...............................    (411)   (284)   (640)
Effect of special termination benefits......................     199      55     717
                                                              ------   -----   -----
Net periodic postretirement benefit cost....................  $1,030   $ 927   $ 851
                                                              ======   =====   =====

     The change in benefit obligation for the years ended December 31 includes the following components:

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Benefit obligation at the beginning of the year.............  $14,486   $13,191
Service cost................................................      431       384
Interest cost...............................................      685       687
Participants' contributions.................................      227        49
Amendments..................................................       37        --
Actuarial loss..............................................    1,670       441
Acquisition.................................................       --       336
Benefits paid...............................................   (2,703)     (657)
Special termination benefits................................      199        55
                                                              -------   -------
Benefit obligation at the end of the year...................  $15,032   $14,486
                                                              =======   =======

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

     The following table sets forth the status of the plan and the amounts recognized in our consolidated balance sheets at December 31:

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Benefit obligation at end of year...........................  $15,032   $14,486
Unrecognized net actuarial gain.............................    1,371     3,559
Unrecognized prior service cost.............................     (683)     (773)
                                                              -------   -------
Net postretirement benefit obligation.......................  $15,720   $17,272
                                                              =======   =======

     The weighted average discount rate used in determining the postretirement benefit obligation was 7.25% at December 31, 2001 and 7.75% at December 31, 2000.

     For purposes of determining the cost and obligation for postretirement medical benefits, a 5% annual rate of increase in the per capita cost of covered benefits (i.e. health care trend rate) was assumed, and is expected to remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage point change in the assumed health care cost trend rate would have had the following effects:

                                                              1% INCREASE   1% DECREASE
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
Effect on total of service and interest cost components.....     $ 11          $ (10)
Effect on postretirement benefit obligation.................     $162          $(144)
                                                                 ====          =====

11.  ENVIRONMENTAL REMEDIATION

     We are subject to extensive U.S. and Canadian federal, state, provincial and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment. We have received various communications from regulatory authorities concerning certain environmental matters and are a potentially responsible party at one waste disposal site.

     We have accrued estimated environmental remediation costs of $1.9 million at December 31, 2001, consisting of $0.8 million for the Decatur facility, $0.1 million for the Greenville facility, $0.6 million for the Ardmore facility and $0.4 million for the Shawnee facility (with respect to the Double Eagle Refinery site). Based on information currently available, we believe that the costs of these matters are not reasonably likely to have a material effect on our business, financial condition or results of operations. However, actual costs related to environmental matters could differ materially from the amounts we estimated and accrued at December 31, 2001 and could amount to an aggregate exposure of $3.2 million if these environmental matters are not resolved as anticipated.

12.  INCOME TAXES

     The components of income from continuing operations before income taxes for the years ended December 31 are as follows:

                                                          2001      2000       1999
                                                         -------   -------   --------
                                                                (IN THOUSANDS)
U.S. ..................................................  $  (170)  $17,103   $(15,689)
Foreign................................................   15,957    23,464     15,108
                                                         -------   -------   --------
Total..................................................  $15,787   $40,567   $   (581)
                                                         =======   =======   ========

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

     The provision for income taxes on income before the cumulative effect of accounting change for the years ended December 31 consists of the following:

                                                           2001      2000      1999
                                                         --------   -------   -------
                                                                (IN THOUSANDS)
Continuing operations
Current (benefit) expense:
  U.S. Federal.........................................  $  2,675   $ 1,696   $   191
  Foreign..............................................     4,387     7,354     5,262
  State................................................      (732)       95      (493)
                                                         --------   -------   -------
Total current..........................................     6,330     9,145     4,960
                                                         --------   -------   -------
Deferred (benefit) expense:
  U.S. ................................................    (1,741)    5,745    (5,246)
  Foreign..............................................      (244)     (230)     (702)
                                                         --------   -------   -------
  Total deferred.......................................    (1,985)    5,515    (5,948)
                                                         --------   -------   -------
Income tax expense (benefit) -- continuing
  operations...........................................     4,345    14,660      (988)
Income tax expense (benefit) -- discontinued
  operations...........................................   (12,100)      506       699
                                                         --------   -------   -------
Total income tax expense (benefit).....................  $ (7,755)  $15,166   $  (289)
                                                         ========   =======   =======

     Deferred income taxes included in our balance sheets reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the carrying amount for income tax return purposes. Significant components of our deferred tax assets and liabilities are as follows:

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Deferred tax liabilities:
  Basis of property, plant and equipment....................  $30,012   $27,368
  Inventory valuation.......................................       --       353
  Prepaid pension...........................................    2,746     2,930
  Other.....................................................      833       257
                                                              -------   -------
Total deferred tax liabilities..............................   33,591    30,908
                                                              -------   -------
Deferred tax assets:
  Environmental remediation.................................      704       826
  Net operating loss carryforward...........................   15,127        --
  Restructuring reserves....................................    1,935        --
  Inventory valuations......................................      270        --
  Pension obligation........................................    6,269       421
  Postretirement benefits obligation........................       --     6,363
  Other.....................................................    2,992     2,919
                                                              -------   -------
Total deferred tax assets...................................   27,297    10,529
                                                              -------   -------
Net deferred tax liability..................................  $ 6,294   $20,379
                                                              =======   =======

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

     Reconciliation of differences between the statutory U.S. federal income tax rate and our effective tax rate follows:

                                                             2001      2000     1999
                                                            -------   -------   -----
                                                                 (IN THOUSANDS)
Income tax expense at federal statutory rate..............  $ 5,525   $14,198   $(203)
Increase (decrease) in taxes resulting from:
  State and local taxes, net of federal benefit...........      185       369    (731)
  Effect of difference in U.S. and foreign rates..........   (1,363)     (894)   (525)
  Permanent differences...................................       12       523     643
  Other...................................................      (14)      464    (172)
                                                            -------   -------   -----
Income tax expense (benefit) -- continuing operations.....  $ 4,345   $14,660   $(988)
                                                            =======   =======   =====

     At December 31, 2001, we have federal, state and foreign net operating loss carryforwards of $1.5 million, $1.3 million and $12.3 million, respectively. These net operating loss carryforwards expire at various times beginning in 2016 through 2022.

13.  REDEEMABLE PREFERRED STOCK

     We have 500,000 shares authorized for issuance of $1 par value cumulative preferred stock. Of these shares, there are 20,000 shares of cumulative preferred stock issued and outstanding as of December 31, 2001 that we were required to redeem by March 1, 2002. The cumulative preferred stock provides for annual dividends at the rate of $14 per share. The dividends accrue quarterly whether declared or not, and compound quarterly at 14% per annum to the extent unpaid. At December 31, 2001 and December 31, 2000, all dividends had been paid.

     The cumulative preferred stock is entitled to a preference, in liquidation, in the amount of $100 per share, plus any accrued and unpaid dividends and any related interest.

14.  COMMON STOCK

     All holders of Common Stock are entitled to receive dividends when and if declared by our Board of Directors (the "Board"), provided that all dividend requirements of the cumulative preferred stock have been paid. Additionally, the payment of dividends on our Common Stock is restricted under the terms of our various financing agreements. To date, no dividends have been paid to the holders of the Common Stock and there are no immediate plans to institute a dividend.

     The Board has adopted a Stockholder Rights Plan designed to protect the Company and its stockholders from coercive, unfair or inadequate takeover bids. Pursuant to the Stockholder Rights Plan, a dividend of one Preferred Share Purchase Right (a "Right") was declared for each share of Common Stock outstanding at the close of business on February 23, 1996. The Rights are generally not exercisable until ten days after a person or group acquires, or commences a tender offer that could result in the party acquiring, 15% of the outstanding shares of Common Stock. Each Right, should it become exercisable, will enable the owner to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock at an exercise price of $175, and, in certain circumstances, to purchase shares of Common Stock at a substantially reduced price. The Board is generally entitled to redeem the Rights at $0.01 per Right at any time prior to the date they become exercisable. The Rights will expire on February 23, 2006.

     Beginning in September 1998, the Board of Directors authorized management to purchase shares of our outstanding common stock in the open market under common stock repurchase programs. These common stock repurchase programs conclude March 31, 2002. Under the common stock repurchase

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES
programs, we purchased 537,600 shares, 858,100 shares and 784,200 shares of our common stock for $7.5 million, $15.4 million and $16.6 million for the years ended December 31, 2000, 1999 and 1998, respectively. We did not purchase any shares of our common stock in the year ended December 31, 2001.

15.  STOCK-BASED COMPENSATION PLANS

     We have elected to follow APB 25, Accounting for Stock Options Issued to Employees and related interpretations in accounting for our employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 ("Statement 123"), Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense is recognized because the exercise price of our employee stock options equals the market price of the underlying stock on the date of the grant.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if we had accounted for our employee stock options under the fair value method of that statement. The weighted average fair value of options granted during 2001 estimated on the date of grant using the Black-Scholes pricing model was $6.97. The fair value for these options was estimated at the date of grant using the following weighted average assumptions for 2001, 2000 and 1999, respectively: risk free interest rates of 4.41%, 6.12% and 5.78%, volatility factors of the expected market price of our common stock of 0.352, 0.339 and 0.337; and a weighted average expected life of the option of seven years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects of applying Statement 123 for pro forma disclosure may not be representative of the effects on reported pro forma net income in future years. Our pro forma information for the years ended December 31 follows:

                                                           2001           2000           1999
                                                       ------------    -----------    -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income (loss) applicable to common shares:
  As reported........................................    $(20,078)       $26,409        $(4,265)
  Pro forma..........................................     (21,604)        24,472         (6,386)
Diluted earnings (loss) per share:
  As reported........................................    $  (1.63)       $  2.14        $ (0.32)
  Pro forma..........................................       (1.72)          1.97          (0.48)

     The 1993 Equity Incentive Plan (the "1993 Equity Plan") provides for the issuance of stock options, restricted shares, stock appreciation rights, phantom shares and other additional awards to key executives and employees. The maximum number of additional shares issuable under the 1993 Equity Plan is 2,075,000 at a price as determined by our Compensation Committee. All options granted to date have been issued at the market value at the date of the grant. Options granted prior to 1999 under the 1993 Equity Plan vest 20% on each anniversary thereafter and terminate on the tenth anniversary of the date of grant. Options granted in 1999 and subsequent years under the 1993 Equity Plan vest 33 1/3% on each

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES
anniversary thereafter and terminate on the tenth anniversary of the date of grant. Options granted under prior plans remain outstanding but are governed by the provisions of the 1993 Equity Plan.

     The 1993 Stock Option Plan for Outside Directors (the "1993 Directors' Plan") provides for the issuance of stock options to outside directors at the fair market value on the date of grant. A maximum of 185,000 shares are issuable under the 1993 Directors' Plan. The initial options granted at the time the Director joins the Board vest at 33 1/3% per year but must be held one year before being exercised. All subsequent options granted vest immediately. All options terminate on the tenth anniversary of the date of grant. The 1993 Directors' Plan terminates in 2003.

     On March 22, 2001, the Board of Directors adopted the 2001 Stock Option Plan for Outside Directors (the "2001 Directors' Plan") providing for the issuance of options for the purchase of up to 250,000 shares of our common stock. The 2001 Directors' Plan will allow us to continue to compensate and reward our directors upon the completion or termination of the 1993 Directors' Plan. The terms of the 2001 Directors' Plan are substantially the same as the terms of the 1993 Directors' Plan. No options have been granted under the 2001 Directors' Plan.

     In the third quarter of 2001, we made available to our U.S. and Canadian stock option holders under the 1993 Equity Plan and the 1993 Directors' Plan, the right to exchange options whose exercise price was $20.00 per share or greater, for new options to purchase one share for every two shares exchanged. The new options will be granted on or about April 11, 2002, which is six months and six business days after the date the options were exchanged. New options granted under the 1993 Equity Plan will have an exercise price determined by the market price of our stock on the date the new options are granted. New options granted under the 1993 Directors' Plan will have an exercise price determined by the average market price of our stock on the date we grant the new options and the four preceding trading days. A stock option holder must continue to be employed by us or provide service to us through April 11, 2002 in order to be eligible to receive the new options to be granted. As a result of this exchange of options shares, 836,860 shares with an average option price of $30.48 were canceled, 38,000 of which were under the 1993 Directors' Plan.

     Our stock option plans are summarized as follows:

                                       1993          1993 EQUITY                       WEIGHTED-AVERAGE
                                  DIRECTORS' PLAN   INCENTIVE PLAN    OPTION PRICE      EXERCISE PRICE
                                  ---------------   --------------   ---------------   ----------------
                                         (NUMBER OF SHARES)
Outstanding at December 31,
  1998..........................       46,000           845,087      $ 4.44 - $40.25        $29.84
Granted.........................        7,000           394,950      $14.01 - $25.25        $22.01
Exercised.......................           --           (49,229)     $ 4.44 - $20.88        $ 5.81
Forfeited.......................           --          (114,450)     $20.00 - $39.38        $30.46
                                      -------         ---------      ---------------        ------
Outstanding at December 31,
  1999..........................       53,000         1,076,358      $ 4.44 - $40.25        $28.04
Granted.........................       50,200           343,950      $11.95 - $17.01        $13.90
Exercised.......................           --            (4,680)     $ 4.44 - $ 7.39        $ 6.24
Forfeited.......................           --          (108,386)     $12.31 - $38.44        $26.79
                                      -------         ---------      ---------------        ------
Outstanding at December 31,
  2000..........................      103,200         1,307,242      $ 4.44 - $40.25        $24.25
Granted.........................       51,465           394,650      $11.84 - $16.57        $11.93
Exercised.......................           --           (24,261)     $ 4.44 - $13.69        $ 5.42
Forfeited or canceled...........      (38,000)         (841,957)     $ 7.39 - $40.25        $30.20
                                      -------         ---------      ---------------        ------
Outstanding at December 31,
  2001..........................      116,665           835,674      $ 5.28 - $37.68        $13.46
                                      =======         =========      ===============        ======
Exercisable at:
  December 31, 1999.............       43,000           388,273      $ 4.44 - $40.25        $26.42
  December 31, 2000.............       99,866           574,600      $ 4.44 - $40.25        $26.12
  December 31, 2001.............      116,665           223,961      $ 5.28 - $37.68        $14.78

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

     The number of options outstanding, weighted average exercise price, weighted average remaining contractual life, vested options and the weighted average exercise price of vested options outstanding at December 31, 2001, which were issued prior to August 1993, were 59,508, $6.74, 0.9 years, 59,508 and $6.74, respectively. The number of options outstanding, weighted average exercise price, weighted average remaining contractual life, vested options and the weighted average exercise price of vested options outstanding at December 31, 2001, which were issued after August 1993, were 892,831, $13.91, 8.1 years, 281,118 and $16.49, respectively. The weighted average remaining life for all options outstanding at December 31, 2001 is 7.7 years.

     The range of exercise prices of the outstanding options and exercisable options at December 31, 2001 are as follows:

WEIGHTED AVERAGE       NUMBER OF            NUMBER OF        WEIGHTED AVERAGE
EXERCISE PRICE     EXERCISABLE SHARES   OUTSTANDING SHARES    REMAINING LIFE
----------------   ------------------   ------------------   ----------------
$ 4.44 - $14.99         260,715              843,789               8.0
$15.00 - $24.99          51,261               79,900               6.6
$25.00 - $40.25          28,650               28,650               1.2
                        -------              -------
Totals                  340,626              952,339               7.7
                        =======              =======

     In 2001, we awarded 3,297 shares of restricted stock under the 1993 Equity Plan, with a fair value at the date of grant of $13.13 per share. These restricted shares vest 50% annually at the anniversary date of the grant. We recorded compensation expense with respect to restricted stock awards of approximately $0.5 million in 2001 which is recognized on a straight-line basis over the two year vesting period of the restricted stock grants. In addition, selected senior executives as designated by the CEO and approved by the Compensation Committee are eligible for restricted stock awards under the Long-Term Incentive Plan ("LTIP") based on our return on total capital measured over a three-year period. Performance objectives under the LTIP are based upon an incremental scale depending on achieving the specified target return rate. No compensation expense was recorded in 2001 with respect to these awards.

16.  COMMITMENTS

     Minimum future rental commitments under operating leases having non-cancelable lease terms in excess of one year totaled approximately $9.5 million as of December 31, 2001 and are payable as follows: $2.2 million in 2002, $1.9 million in 2003, $1.4 million in 2004, $1.3 million in 2005, $0.7 million in 2006 and $2.0 million thereafter. Rental expense for operating leases was $2.9 million in 2001, $3.3 million in 2000 and $2.9 million in 1999.

     At December 31, 2001, we had commitments of $2.1 million for capital expenditures.

17.  INDUSTRY SEGMENTS AND FOREIGN OPERATIONS

     Our reportable segments are based on our three product lines: commercial products, wholesale products and rod, bar and other products. Commercial products consist primarily of high value-added products sold directly to original equipment manufacturers. Wholesale products are commodity-type plumbing tube products, which are sold to a variety of customers. Rod, bar and other products also are sold to a variety of customers.

     The accounting policies for each of the reportable segments are the same as those described in Note 1. We evaluate the performance of our operating segments based on sales and gross profit; however, we do not allocate asset amounts and items of income and expense below gross profit or depreciation and amortization.

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

     Summarized financial information concerning our reportable segments is shown in the following table:

                                                                     ROD, BAR
                                            COMMERCIAL   WHOLESALE   & OTHER    CONSOLIDATED
                                            ----------   ---------   --------   ------------
                                                             (IN THOUSANDS)
Year ended December 31, 2001
  Sales...................................   $444,209    $ 97,570    $41,335      $583,114
  Gross profit............................     50,140       9,326      2,774        62,240
Year ended December 31, 2000:
  Sales...................................   $487,416    $ 96,993    $37,055      $621,464
  Gross profit............................     69,987      12,639      2,487        85,113
Year ended December 31, 1999:
  Sales...................................   $436,737    $118,810    $30,655      $586,202
  Gross profit............................     50,443      12,247        923        63,613

     Our manufacturing operations are primarily conducted in the U.S. and Canada. In 2001, 2000 and 1999, no customer accounted for as much as 10% of our net sales.

     Sales by customer location and long-lived assets by geographic location of our facilities is as follows:

                                                               OTHER FOREIGN
                                            U.S.     CANADA     OPERATIONS     CONSOLIDATED
                                          --------   -------   -------------   ------------
                                                           (IN THOUSANDS)
Year ended December 31, 2001:
  Sales.................................  $434,000   $81,000      $68,000        $583,000
  Long-lived assets.....................   294,413    31,820       10,291         336,524
Year ended December 31, 2000:
  Sales.................................  $478,000   $92,000      $51,000        $621,000
  Long-lived assets.....................   294,267    43,649        2,432         340,348
Year ended December 31, 1999:
  Sales.................................  $455,000   $91,000      $40,000        $586,000
  Long-lived assets.....................   247,677    39,506        2,028         289,211

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

18.  RESTRUCTURING AND OTHER CHARGES

     1999 Charges

     During the third quarter of 1999, we recognized restructuring and other charges of $19.9 million ($12.5 million net of tax). The restructuring and other charges include the following components:

Impairment of assets due to closing the Roxboro, North
  Carolina facility.........................................   $ 8.6
Other expenses related to closing the Roxboro, North
  Carolina facility.........................................     1.4
Impairment of assets due to relocating equipment from
  Roxboro, North Carolina and changes in production.........     3.6
Impairment of assets related to a previously-closed
  facility..................................................     1.8
Other expenses related to a previously-closed facility......     0.1
Non-manufacturing workforce reduction
  program -- approximately 100 employees....................     2.8
Expenses related to the termination of an interest rate
  swap......................................................     0.8
Expenses related to professional fees and other costs
  primarily associated with acquisitions that were not
  completed.................................................     0.8
                                                               -----
                                                               $19.9
                                                               =====

     The primary contributing factors leading to our decision to close our Roxboro, North Carolina facility were the less-than-anticipated growth in technical tube, the facility's inability to meet its return on capital objectives and our plans to potentially expand production in Asian, European and Latin American markets. The $8.6 million impairment of assets at Roxboro included the net book value of $4.7 million of machinery and equipment, $1.3 million of cost for parts related to the machinery and equipment and $2.6 million related to the decline in market value of the land and buildings and the estimated closing costs required to sell the land and buildings. We have relocated all other Roxboro machinery and equipment and inventory to our other facilities. As a result of relocating the Roxboro machinery and equipment to our other facilities and thereby displacing existing equipment and necessitating changes in production, we recorded a $3.6 million impairment of assets, $2.3 million of which was the net book value of machinery and equipment no longer employed and $1.3 million of cost for parts related to this machinery and equipment.

     Additionally, we recorded a $1.8 million impairment of assets primarily related to the closing of our Greenville, Mississippi facility in 1998, $0.8 million of which was the net book value of land and buildings and $1.0 million of which was the net book value of machinery and equipment.

     Our Roxboro, North Carolina and Greenville, Mississippi facilities are not being utilized for production and are currently held for sale.

     To date, we have paid approximately $4.9 million in cash relating to the restructuring. We believe accrued restructuring costs of $0.1 million at December 31, 2001 represent our remaining obligations.

     Additionally, we recorded in the third quarter of 1999 $5.4 million (as restated) of unusual charges in cost of goods sold in the consolidated statement of operations. These charges included $3.7 million related to obsolete inventory, $0.8 million net book value of idled and obsolete machinery and equipment and $0.9 million of other charges related to the realignment of our manufacturing operations

2001 Charges

     During the third quarter of 2001, we recognized restructuring and other charges of $1.5 million ($1.0 million net of tax). We accrued and charged to expense $1.1 million for severance benefits for approximately 40 salaried and hourly employees. We offered a voluntary separation program to employees

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES
at several of our facilities due to lack of demand for these facilities products, the criteria for which was dependent on the employee's age, job duties and years of service. We separated these employees in order to reduce costs for anticipated continued weakness in sales volumes and mix and anticipated reductions of capacity utilization. We also accrued and charged to expense a $0.2 million write-off of impaired assets and $0.2 million related to a previously closed facility. As of December 31, 2001, we had separated 40 employees and believe accrued restructuring costs of $0.3 million at December 31, 2001 represent our remaining cash obligations.

19.  EARNINGS PER SHARE

     The following table sets forth the computation of earnings per share for the years ended December 31:

                                                           2001      2000      1999
                                                         --------   -------   -------
                                                            (IN THOUSANDS, EXCEPT
                                                              PER SHARE AMOUNTS)
Income from continuing operations......................  $ 11,442   $25,907   $   407
Income (loss) from discontinued operations, net of
  tax..................................................   (31,240)      782     1,362
Cumulative effect of accounting change, net of tax.....        --        --    (5,754)
                                                         --------   -------   -------
Net income (loss)......................................   (19,798)   26,689    (3,985)
Dividends on preferred stock...........................      (280)     (280)     (280)
                                                         --------   -------   -------
Net income (loss) available to common shares...........  $(20,078)  $26,409   $(4,265)
                                                         ========   =======   =======
Basic weighted average common shares...................    12,077    12,153    13,106
Stock options..........................................       230       191       137
                                                         --------   -------   -------
Diluted weighted average common and common equivalent
  shares(1)............................................    12,307    12,344    13,243
                                                         ========   =======   =======
Earnings per common share -- basic:
  Income from continuing operations....................  $   0.92   $  2.11   $  0.01
  Income (loss) from discontinued operations...........     (2.58)     0.06      0.10
  Cumulative effect of accounting change...............        --        --     (0.44)
                                                         --------   -------   -------
Net income (loss) per common share -- basic............  $  (1.66)  $  2.17   $ (0.33)
                                                         ========   =======   =======
Earnings per common share -- diluted:
  Income from continuing operations....................  $   0.91   $  2.08   $  0.01
  Income (loss) from discontinued operations...........     (2.54)     0.06      0.10
  Cumulative effect of accounting change...............        --        --     (0.43)
                                                         --------   -------   -------
Net income (loss) per common share -- diluted..........  $  (1.63)  $  2.14   $ (0.32)
                                                         ========   =======   =======

---------------

(1) For the year ended December 31, 2001, 2000 and 1999, there were 0.4 million,
    1.0 million and 1.1 million anti-dilutive stock options that were excluded from the calculation of diluted weighted average common and common equivalent shares.

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

20.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2001 and 2000. All data shown has been restated to reflect Wolverine Ratcliffs, Inc. as discontinued operations (as described in Note 3).

2001                                    APRIL 1(1)   JULY 1(1)   SEPTEMBER 30(1)   DECEMBER 31
----                                    ----------   ---------   ---------------   -----------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.............................   $172,437    $161,517       $136,103        $113,057
Gross profit..........................     21,766      15,792         14,912           9,770
Restructuring and other charges.......         --          --          1,546              --
Income (loss) from continuing
  operations..........................      6,975       3,082          2,137            (752)
Loss from discontinued operations, net
  of tax..............................       (848)     (3,643)          (938)         (1,946)
Loss on disposal of discontinued
  operations, net of tax..............         --          --             --         (23,865)
Net income (loss).....................      6,127        (561)         1,199         (26,563)
Basic earnings per common share:
  Income (loss) from continuing
     operations.......................   $   0.57    $   0.25       $   0.17        $  (0.07)
  Loss from discontinued operations...      (0.07)      (0.30)         (0.08)          (2.13)
                                         --------    --------       --------        --------
  Net income (loss)...................   $   0.50    $  (0.05)      $   0.09        $  (2.20)
                                         ========    ========       ========        ========
Diluted earnings per common share:
  Income (loss) from continuing
     operations.......................   $   0.56    $   0.24       $   0.17        $  (0.07)
  Loss from discontinued operations...      (0.07)      (0.29)         (0.08)          (2.13)
                                         --------    --------       --------        --------
  Net income (loss)...................   $   0.49    $  (0.05)      $   0.09        $  (2.20)
                                         ========    ========       ========        ========

2000                                     APRIL 2(1)   JULY 2(1)   OCTOBER 1(1)   DECEMBER 31(1)
----                                     ----------   ---------   ------------   --------------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales..............................   $158,843    $160,361      $151,076        $151,184
Gross profit...........................     23,544      22,320        22,978          16,271
Income from continuing operations......      7,535       6,952         7,846           3,574
Income (loss) from discontinued
  operations...........................        401         817          (417)            (19)
Net income.............................      7,936       7,769         7,429           3,555
Basic earnings per common share:
  Income from continuing operations....   $   0.60    $   0.57      $   0.65        $   0.29
  Income (loss) from discontinued
     operations........................       0.03        0.07         (0.04)             --
                                          --------    --------      --------        --------
  Net income...........................   $   0.63    $   0.64      $   0.61        $   0.29
                                          ========    ========      ========        ========

                     WOLVERINE TUBE, INC. AND SUBSIDIARIES

2000                                     APRIL 2(1)   JULY 2(1)   OCTOBER 1(1)   DECEMBER 31(1)
----                                     ----------   ---------   ------------   --------------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Diluted earnings per common share:
  Income from continuing operations....   $   0.60    $   0.56      $   0.63        $   0.29
  Income (loss) from discontinued
     operations........................       0.03        0.06         (0.03)             --
                                          --------    --------      --------        --------
  Net income...........................   $   0.63    $   0.62      $   0.60        $   0.29
                                          ========    ========      ========        ========

---------------

(1) Net income for the quarters ended April 1, July 1, and September 30, and for each of the interim periods in fiscal 2000 has been restated from the amounts previously reported in our Form 10-Q. The restated amounts reflect the change in method of accounting for inventories in the fourth quarter of fiscal 2001, as described in Note 3. The effect of the restatement was to increase (decrease) gross profit, net income and diluted earnings per common share as follows:

QUARTER ENDED:                                  GROSS PROFIT   NET INCOME    EPS
--------------                                  ------------   ----------   ------
                                                      (IN THOUSANDS, EXCEPT
                                                        PER SHARE AMOUNTS)
April 1, 2001.................................    $  (292)      $  (184)    $(0.02)
July 1, 2001..................................     (6,402)       (4,034)     (0.33)
September 30, 2001............................      2,092         1,318       0.11
April 2, 2000.................................      1,729         1,089       0.09
July 2, 2000..................................       (379)         (239)     (0.02)
October 1, 2000...............................      3,863         2,434       0.20
December 31, 2000.............................       (111)          (70)     (0.01)

                           [WOLVERINE TUBE INC. LOGO]